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                                                                    Exhibit 23.2


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Saks Incorporated of our report dated March 13, 2001 relating to the financial statements, which appears in the Saks Incorporated 2000 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended February 3, 2001. We also consent to the incorporation by reference of our report dated March 13, 2001 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Birmingham, Alabama
December 12, 2001